EXHIBIT 10.6

1605 Chase Hammock Road, Merritt Island, Florida 32953

Office: 321-454-6310 ♦ Fax: 321-454-6998 ♦ E-mail: TC5170@aol.com

March 21, 2014

Kyle Kennedy
Seafarer Exploration
14497 N. Dale Mabry Highway
Suite 209-N
Tampa, FL 33618

Dear Mr. Kennedy,

It was a pleasure meeting with you. As per our discussion, Land & Sea Surveying would like to submit the following proposal to provide surveying services in support of your exploration of a potential historic site off the coast of Cape Canaveral.

Scope
Land & Sea Surveying will provide a 40-foot survey vessel with captain to support diver operations. We will also provide multi-beam data collection and processing. Data will be collected daily of an area as specified by the client. Processed data will be provided as a geo-referenced tif file together with a plan view map in a hard copy and electronic delivery showing all multibeam data, mag data as supplied by client super-imposed and one-foot contours shown of the project site bathymetry.

Terms
Land & Sea Surveying will provide services as described for a daily rate of $3,500 plus all fuel costs. Amount of fuel used will be determined by the calculated difference in fuel amount as measured at the start of day and end of day. Fuel price will be the current price at Bluepoints Marina. Payment of fees will be due upon return to the dock at end of day.

Any invoices not paid within 30 days will be charged a finance charge of 4% for every month or portion of a month past due.

Land & Sea Surveying understands the need for discretion in the historical shipwreck recovery business. All personnel agree to maintain full confidentiality of all locations and findings they become privy to in the course of providing services to Seafarer Exploration. Findings discovered during operations and surveying will be disclosed only to the client and his designated representative.

Future services will be provided at a daily rate of $1850 plus company stock equal to or greater than a value of $2,000 with a written guarantee as to the minimum value of the stock. Client will also be responsible for all fuel costs.

Any additional costs, including, but not limited to attorney or legal fees, incurred in the collection of payment for this project will be the responsibility of the client.

This proposal represents our entire agreement. Once accepted the proposal becomes a binding contract and may only be modified in writing with agreement of both parties.

This proposal is valid for only forty-five days from the above date.

This letter signed below and returned to us, shall indicate your acceptance of our proposal and serve as our notice to proceed with the services described herein.

If you have any questions, please contact me at 321-454-6310 or 321-258-9734.

Sincerely,

Tim Carlile, PLS
President

APPROVED AND ACCEPTED

By: /s/ Kyle Kennedy	Kyle Kennedy
(Signature)	(Printed Name & Title)

For: Seafarer Exploration Corp.	3/24/2014
(Company)	(Date)